As filed with the Securities and Exchange Commission on March 15, 2002.

                                                    Registration No. 333-______

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8

                             Registration Statement
                                      Under
                           The Securities Act of 1933


                            Ferrellgas Partners, L.P.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

             Delaware                             43-1698480
 ---------------------------------            -------------------
   (State or other jurisdiction                (I.R.S. Employer
 of incorporation or organization)            Identification No.)


                   One Liberty Plaza, Liberty, Missouri, 64068
--------------------------------------------------------------------------------
   (Address, including zip code, of Registrant's principal executive offices)


                           SECOND AMENDED AND RESTATED
                           FERRELLGAS UNIT OPTION PLAN
                        ---------------------------------
                            (Full title of the Plan)

                                James E. Ferrell
                 Chairman, President and Chief Executive Officer
         Ferrellgas, Inc. (general partner of Ferrellgas Partners, L.P.)
                                One Liberty Plaza
                             Liberty, Missouri 64068
                                 (816) 792-1600

--------------------------------------------------------------------------------
 (Name, address and telephone number, including area code, of agent for service)

                                    Copy to:

                                  David L. Ronn
                            Mayer, Brown, Rowe & Maw
                            700 Louisiana, Suite 3600
                              Houston, Texas 77002
                                 (713) 546-0525

                         CALCULATION OF REGISTRATION FEE


                                                Proposed maximum          Proposed
 Title of securities         Amount to           Offering price        maximum aggregate        Amount of
   to be registered    be registered (1) (2)     per unit (2)(3)     offering price (2)(3)   Registration fee
--------------------- ----------------------- --------------------- ----------------------- ------------------
     Common Units          500,000 units             $18.05               $9,025,600              $830.36
===================== ======================= ===================== ======================= ==================


(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Act"), this Registration Statement on Form S-8 also covers such additional common units of Ferrellgas Partners, L.P. (the "Partnership") as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) The 500,000 common units representing limited partnership interests in the Partnership being registered by this Registration Statement on Form S-8 (the "Additional Units") are in addition to the 850,000 common units currently registered pursuant to a registration statement on Form S-8 filed by the Partnership on September 23, 1999 (Registration No. 333-87633) (the "September 1999 Form S-8"), in connection with the Amended and Restated Ferrellgas Unit Option Plan. A total registration fee of $2,917.20 was paid by the Partnership with respect to the September 1999 Form S-8. The additional registration fee of $830.36 is paid with respect to only the Additional Units registered hereby.

(3) Calculated solely for the purpose of computing the registration fee pursuant to Instruction E to Form S-8 and Rules 457(c) and (h) of the Act, the filing fee for the Additional Units was calculated based upon the sum of the following: i) 388,000 Additional Units already issued at a strike price of $17.90 per unit for a maximum offering price of $6,945,200 and ii) the 112,000 Additional Units not yet issued at the average of the high and low prices reported for one common unit of the Partnership on the New York Stock Exchange on March 12, 2002, which was $18.575 per unit, for a total maximum offering price for the Additional Units of $2,080,400.


                                EXPLANATORY NOTE

     Effective April 19, 2001, the Board of Directors of Ferrellgas, Inc., the general partner of Ferrellgas, L.P. (the "Operating Partnership") and of the Partnership (the "General Partner"), approved the amendment and restatement of the Amended and Restated Ferrellgas Unit Option Plan (the "Plan") to, among other things, increase the number of common units available for issuance thereunder by 500,000 common units, thereby bringing the total common units reserved for issuance under the Second Amended and Restated Ferrellgas Unit Option Plan (the "Amended Plan") from 850,000 common units to 1,350,000 common units. Other amendments to conform the Plan to current law were also made.

     This increase was necessary to have options and common units available so as to encourage selected employees of the General Partner to develop a proprietary interest in the growth and performance of the Partnership, to generate an increased incentive to contribute to the Partnership's future success and prosperity, thus enhancing the value of the Partnership for the benefit of its unitholders, and to enhance the ability of the General Partner to attract and retain key individuals who are essential to the progress, growth and profitability of the Partnership by giving those employees the opportunity to acquire common units.

     The Partnership had previously registered 850,000 common units representing limited partnership interests in the Partnership for issuance under the Plan. The registration of those 850,000 common units was effected on the September 1999 Form S-8. This Registration Statement on Form S-8 (the "Registration Statement") is being filed to register the Additional Units. Accordingly, pursuant to General Instruction E of Form S-8 and except as supplemented by the information set forth below, the contents of the September 1999 Form S-8 are hereby incorporated herein by reference.

                                     Part I

                             INFORMATION REQUIRED IN
                          THE SECTION 10(a) PROSPECTUS

     Documents containing the information specified in Part I of Form S-8 have been and/or will be sent or given to eligible participants as specified by Rule 428(b)(1) of the Act. In accordance with the instructions to Part I of Form S-8, these documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to the Explanatory Note above and Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Act.

                                     Part II

                             INFORMATION REQUIRED IN
                           THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents of the Partnership, which are on file with the Commission, were previously filed pursuant to the Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are incorporated by reference herein and shall be deemed to be a part hereof:

     (a) the Partnership's Annual Report on Form 10-K for the fiscal year ended July 31, 2001, filed with the Commission on October 25, 2001;

     (b) the Partnership's Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 2001, and January 31, 2002, filed with the Commission on December 13, 2001, and March 15, 2002, respectively;

     (c) the Partnership's Current Reports on Form 8-K, furnished to the Commission on September 13, 2001, November 20, 2001, and February 20, 2002;

     (d)  the  Partnership's   Current  Report  on  Form  8-K,  filed  with  the
          Commission on December 12, 2001; and

     (e) the description of the Partnership's common units contained in the Partnership's Registration Statement on Form S-3/A (Registration No. 333-71111), filed with the Commission on February 5, 1999, and as supplemented by the Partnership's Prospectus Supplement filed with the Commission pursuant to Rule 424(b)(2) of the Act on June 6, 2001.

     All documents filed by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities so offered then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     For purposes of this Registration Statement, any statement contained in a report, document or appendix incorporated or deemed incorporated by reference in this Registration Statement will be deemed modified or superseded to the extent that a statement contained in this Registration Statement or in any subsequently filed report, document or appendix which also is or is deemed incorporated by reference modifies or supersedes that statement in that report, document or appendix. Any statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

     Upon the written or oral request of any person to whom this Registration Statement has been delivered, we will provide without charge to that person a copy of any of the information that has been incorporated by reference into this

Registration Statement but not delivered with it (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such information). Requests should be directed to: Ferrellgas Partners, L.P., One Liberty Plaza, Liberty, Missouri, 64068, (816) 792-1600, Attn: Investor Relations.


Item 6.  Indemnification of Directors and Officers.

     The partnership agreements of the Partnership and the Operating Partnership provide that the Partnership or the Operating Partnership, as the case may be and subject to any limitations expressly provided in the partnership agreement of either partnership, shall indemnify and hold harmless to the fullest extent permitted by current applicable law or as such law may hereafter be amended (but, in the case of any such amendment, only to the extent that the amendment permits either partnership to provide broader indemnification rights) certain persons (each, an "Indemnitee") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of their status as (i) the General Partner, a former General Partner, or any of their affiliates, (ii) an officer, director, employee, partner, agent or trustee of either partnership, the General Partner, any former General Partner, or any of their affiliates or (iii) a person or entity serving at the request of either partnership in another entity in a similar capacity.

     This indemnity is available only if the Indemnitee acted in good faith, in a manner in which the Indemnitee believed to be in, or not opposed to, the best interests of the applicable partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not of itself create a presumption that the Indemnitee acted in a manner contrary to that specified in the immediately preceding sentence. Any indemnification shall be made only out of the assets of the applicable partnership and the General Partner shall not be personally liable for any indemnification and shall have no obligation to contribute or loan any money or property to the applicable partnership to enable it to effectuate any indemnification. In no event may an Indemnitee subject the limited partners of the applicable partnership to personal liability by reason of being entitled to indemnification.

     To the fullest extent permitted by current applicable law or as such law may hereafter be amended (but, in the case of such amendment, only to the extent that the amendment permits the Partnership to provide broader indemnification rights), expenses (including, without limitation, legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the applicable partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the applicable partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification.

     The Operating Partnership has, to the extent commercially reasonable, purchased and currently maintains (or reimburses the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner and such other persons or entities as the General Partner has determined, including particular other Indemnities, against any liability that may be asserted against or expense that may be incurred by such person or entity in connection with either the Operating Partnership or the Partnerships' activities or in connection with such person's or entity's activities related to either partnership in such person's or entity's professional capacity, regardless of whether the Partnership and the Operating Partnership would have the power to indemnify such person or entity against such liability under the provisions of either partnerships' applicable partnership agreement.

     An Indemnitee shall not be denied indemnification by the applicable partnership, in whole or in part, because the Indemnitee had an interest in the transaction with respect to which the indemnification applies so long as the transaction was otherwise permitted by the terms of the applicable partnership agreement. Notwithstanding anything to the contrary set forth in the applicable partnership agreement, no Indemnitee shall be liable for monetary damages to the applicable partnership, the limited partners, their assignees or any other persons or entities who have acquired interests in common units of the Partnership, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith. Also, the General Partner shall not be responsible for any misconduct or negligence on the part of any agent appointed by the General Partner in good faith to exercise any of the powers granted to the General Partner or to perform any of the duties imposed upon it pursuant to the applicable partnership agreement.

     The Certificate of Incorporation and bylaws of the General Partner also provide for similar indemnification rights and benefits for its officers and directors from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any officer or director of the General Partner may be involved, or is threatened to be involved, as a party or otherwise; provided, however, the officers or directors must have acted in good faith, in a manner in which such person or entity believed to be in, or not opposed to, the best interests of the General Partner and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The General Partner is also under similar obligations to advance expenses to its officers and directors relating to indemnified claims and the General Partner has, to the extent commercially reasonable, purchased and currently maintains insurance on behalf of its officers and directors.

     Furthermore, the directors of the General Partner are not personally liable to the General Partner or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the General Partner or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

     The General Partner has also entered into employment agreements with certain of its directors and officers. Pursuant to these employment agreements, the General Partner has contractually agreed to indemnify these officers and directors generally in accordance with the indemnification terms and provisions set forth above. Some of these employment agreements also provide that the General Partner shall indemnify such director or officer when they were or are a party or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the General Partner to procure a judgment in its favour by reason of the fact that such director or officer is or was a director or officer of the General Partner, or is or was serving at the request of the General Partner as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such director or officer in connection with the defense or settlement of such action or suit if such director or officer acted in good faith and in a manner that such director or officer reasonably believed to be in or not opposed to the best interests of the General Partner and except that no indemnification pursuant to the employment agreements shall be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the General Partner unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such directors or officers are fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Generally, any indemnification under these employment agreements (unless ordered by a court) shall be made by the General Partner only as authorized in each specific case upon a determination, in accordance with the procedures set forth in the applicable employment agreement, that indemnification of such director or officer is proper in the circumstances because such director or officer has met the applicable standard of conduct set forth in their particular employment agreement. Such determination shall be made (1) by a majority vote of the board of directors of the General Partner who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors or, if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders of the General Partner. Also, if such director or officer institutes any legal action to enforce such director's or officer's rights under their employment agreement, or to recover damages for breach of their employment agreement, such director or officer, if such director or officer prevails in whole or in part, shall be entitled to recover from the General Partner all fees and expenses (including attorneys' fees) incurred by such director or officer in connection therewith.

     None of the indemnification rights described herein are exclusive of any other rights to which an Indemnitee, or other applicable person, may be entitled under any bylaw, agreement, vote of stockholders or unitholders, as the case may be, or disinterested directors, as a matter of law or otherwise, both as to action in the Indemnitee's, or other applicable person's, official capacity with either partnership or the General Partner and as to action in another capacity while holding such office, and shall continue after the Indemnity, or other applicable person, has ceased to be an officer or director of either partnership or the General Partner, and shall inure to the benefit of the heirs, executors and administrators of the Indemnity, or other applicable person.

Item 8.   Exhibits.

Number    Description

   4.1 Third Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners. L.P. dated as of April 6, 2001. Incorporated by reference to Exhibit 3.1 to the Partnership's Current Report on Form 8-K filed with the Commission on April 6, 2001.

   4.2 Second Amended and Restated Ferrellgas Unit Option Plan. Incorporated by reference to Exhibit 10.1 to the Partnership's Current Report on Form 8-K filed with the Commission on June 5, 2001.

   4.3 Form of Certificate Evidencing Common Units. Incorporated by reference to Exhibit A to the Third Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners. L.P., filed as Exhibit 3.1 to the Partnership's Current Report on Form 8-K filed with the Commission on April 6, 2001.

 * 5.1 Opinion of Mayer, Brown, Rowe & Maw as to the legality of the common units of the Partnership being registered hereunder.

 *23.1 Consent of Mayer, Brown, Rowe & Maw (contained in Exhibit 5.1 herewith).

 *23.2    Consent of Deloitte & Touche LLP.

-----------------

* filed herewith

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Liberty, State of Missouri, on March 15, 2002.

                             FERRELLGAS PARTNERS, L.P.

                             By:    FERRELLGAS, INC., its General Partner

                             By: /s/ James E. Ferrell
                                 -----------------------------------------------
                                 James E. Ferrell
                                 Chairman, President and Chief Executive Officer


     Pursuant  to  the   requirements   of  the  Securities  Act  of  1933  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Name                            Title                       Date
    ----                            -----                       ----
/s/ James E. Ferrell       Chairman, President and
--------------------       Chief Executive Officer
    James E. Ferrell       (Principal Executive Officer)    March 15, 2002



/s/ A. Andrew Levison      Director                         March 15, 2002
---------------------
    A. Andrew Levison



/s/ Elizabeth T. Solberg   Director                         March 15, 2002
------------------------
    Elizabeth T. Solberg



/s/ Michael F. Morrisey    Director                         March 15, 2002
-----------------------
    Michael F. Morrisey



/s/ Kevin T. Kelly         Senior Vice President,
------------------         Chief Financial Officer
    Kevin T. Kelly         (Principal Financial and
                           Accounting Officer)              March 15, 2002

                                  Exhibit Index

Exhibit Number    Description

     4.1 Third Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners. L.P. dated as of April 6, 2001. Incorporated by reference to Exhibit 3.1 to the Partnership's Current Report on Form 8-K filed with the Commission on April 6, 2001.

     4.2          Second  Amended and  Restated  Ferrellgas  Unit  Option  Plan.
                  Incorporated by reference to Exhibit 10.1 to the Partnership's Current Report on Form 8-K filed with the Commission on June 5, 2001.

     4.3 Form of Certificate Evidencing Common Units. Incorporated by reference to Exhibit A to the Third Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners. L.P., filed as Exhibit 3.1 to the Partnership's Current Report on Form 8-K filed with the Commission on April 6, 2001.

   * 5.1 Opinion of Mayer, Brown, Rowe & Maw as to the legality of the common units of the Partnership being registered hereunder.

   *23.1 Consent of Mayer, Brown, Rowe & Maw (contained in Exhibit 5.1 herewith).

   *23.2          Consent of  Deloitte & Touche  LLP.

----------------
* filed herewith

                                                                     Exhibit 5.1

                            MAYER, BROWN, ROWE & MAW

                              700 Louisiana Street
                                   Suite 3600
                            Houston, Texas 77002-2730



                                                                  MAIN TELEPHONE
                                                                  (713) 221-1651
                                                                     MAIN FAX
                                                                  (713) 224-6410


                                 March 15, 2002


Ferrellgas Partners, L.P.
One Liberty Plaza
Liberty, Missouri, 64068

Re: Registration Statement on Form S-8 regarding the registration of 500,000 additional Common Units representing limited partnership interests in Ferrellgas Partners, L.P. (the "Partnership")

Ladies and Gentlemen:

          We are acting as special counsel to the Partnership in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 500,000 additional common units representing limited partnership interests in the Partnership (the "Units"), to be offered pursuant to the Second Amended and Restated Ferrellgas Unit Option Plan (the "Plan"). To effect the registration, the Partnership is filing with the Securities and Exchange Commission (the "Commission") under the Securities Act a Registration Statement on Form S-8 (the "Registration Statement") relating to the Units.

          We have examined originals or copies of (i) the Partnership's Certificate of Limited Partnership, as amended, (ii) the Third Amended and Restated Agreement of Limited Partnership of the Partnership, (iii) the Plan,
(iv) the Registration Statement, (v) certain resolutions of the Board of Directors of Ferrellgas, Inc., the general Partner of the Partnership, and (vi) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied on certificates of officers of the Partnership as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination and investigation, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

          Based upon the foregoing and subject to the limitations and assumptions set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Units have been duly and validly authorized and when issued and paid for in accordance with the terms of the Plan will be validly issued, fully paid and nonassessable except as such nonassessability may be affected by certain provisions of the Delaware Revised Limited Partnership Act (the "Partnership Act").

          The foregoing opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended or implied or to be inferred beyond the matters expressly stated herein. The foregoing opinion is based on and strictly limited to the Partnership Act, the Delaware Constitution (the "Constitution"), the reported judicial decisions interpreting the Partnership Act and the Constitution and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

          This opinion is rendered solely for your information in connection with the transaction described above and may not be relied upon by you in any other capacity or for any other purpose and may not be used or relied upon by any other person or entity for any purpose without our express prior written consent. Except for the use permitted herein, this opinion may not be quoted, circulated or published, in whole or in part, otherwise referred to, filed with or furnished to any other person or entity, without our express prior written authorization. This opinion is not a guarantee or an opinion respecting matters of fact and should not be construed or relied on as such. The opinions expressed herein are as of the date hereof, and we undertake no responsibility to update this opinion after the date hereof.

                                                 Very truly yours,


                                                 /s/  Mayer, Brown, Rowe & Maw
                                                 MAYER, BROWN, ROWE & MAW

                                                                    Exhibit 23.2

                          INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Ferrellgas Partners, L.P. on Form S-8 of our reports dated September 14, 2001, appearing in the Annual Report on Form 10-K of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. for the year ended July 31, 2001, and of our report dated September 21, 2001, related to Ferrellgas, Inc. and subsidiaries appearing in the Current Report on Form 8-K of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. as filed with the Securities and Exchange Commission on December 12, 2001.


/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP


Kansas City, Missouri
March 15, 2002